AgroFresh Amends and Extends the Revolving Credit Facility

PHILADELPHIA – December 23, 2019 – AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (Nasdaq:AGFS), a global leader in produce freshness solutions, today announced the amendment and extension of its revolving credit facility, which enhances the Company’s liquidity and financial flexibility.

AgroFresh has entered into an agreement with Bank of Montreal to extend AgroFresh’s existing $12.5 million revolving credit facility to April 1, 2021. The amendment also includes favorable revisions to the senior secured net leverage ratio. Borrowings under the revolver may continue to be prepaid in-full or in-part at any time and borrowing rates remain the same as per the existing Credit Agreement.

Graham Miao, Executive Vice President and Chief Financial Officer, commented, "This favorable amendment demonstrates the credit worthiness of AgroFresh and our team’s continuous work toward optimizing the capital structure. The revolver extension and amended terms provide financial flexibility to meet the Company’s needs.”

About AgroFresh

AgroFresh (Nasdaq:AGFS) is a leading global innovator and provider of science-based solutions, data-driven technologies and experience-backed services to enhance the quality and extend the shelf life of fresh produce. For more than 20 years, AgroFresh has been revolutionizing the apple industry and has launched new innovative solutions in a variety of fresh produce categories from bananas to cherries and citrus to pears. AgroFresh supports growers, packers and retailers in ensuring post-harvest solutions across the industry enhance crop values while conserving our planet’s resources and reducing global food waste. Visit agrofresh.com to learn more.

Contact:
For AgroFresh Solutions, Inc.
Jeff Sonnek - Investor Relations
ICR Inc.
Jeff.Sonnek@icrinc.com
646-277-1263